COGENTRIX ENERGY, INC.
VARIABLE TRANSACTION BONUS PROGRAM

ARTICLE I
ESTABLISHMENT OF PROGRAM

          As of the Effective Date, the Company hereby establishes the Cogentrix Energy, Inc. Variable Transaction Bonus Program, as set forth in this document.

ARTICLE II
DEFINITIONS

          As used herein, the following words and phrases shall have meanings set forth below (unless the context clearly indicates otherwise):

           2.1      "Affiliate" shall mean an entity directly or indirectly controlled, controlling or under common control with the Company

           2.2      "Base Salary" shall mean the amount a Participant is entitled to receive from the Company in cash as wages or salary on an annualized basis in consideration for his or her services, (i) including any such amounts which have been deferred and (ii) excluding all other elements of compensation such as, without limitation, any bonus, commissions, overtime, health benefits, perquisites and incentive compensation.

           2.3      "Beneficiary" shall mean:

(a) with respect to a Participant who was married at the time of death, his or her surviving spouse; and

           (b)      with respect to a Participant who was not married at the time of death, the legal representative of the Participant's estate under the laws of the state of the Participant's domicile at the time of death.

           2.4     "Board" shall mean the Board of Directors of the Company.

           2.5      "Cause" shall mean, with respect to a Participant's termination of employment, (i) the willful and repeated failure of the Participant to perform substantially the Participant's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Participant's conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company; or (iii) the Participant's willful engagement in gross misconduct in violation of Company policy.

           2.6      "Company" shall mean Cogentrix Energy, Inc. and any successor thereto.

           2.7      "Disability" shall mean, with respect to a Participant's termination of employment, a disability entitling the Participant to long-term disability benefits under the applicable long-term disability plan of the Company.

           2.8      "Effective Date" shall mean September 1, 2001.

           2.9      "Employee" shall mean any employee (exempt or non-exempt) of the Company.

           2.10     "Good Reason" shall mean, with respect to any Participant, the occurrence of any of the following events after a Transaction:

(a) a reduction in the Participant's Base Salary below the Required Base Salary;

           (b)      a reduction in the annual performance bonus opportunity or the opportunity under any subsequent annual performance bonus plan available to the Participant from the Participant's annual bonus opportunity immediately prior to the Transaction;

(c) the occurrence of a material breach of the Profit-Sharing Plan by the Company following a Transaction;

           (d)     a reduction in the aggregate level of employee benefits offered to the Participant in comparison to the employee benefit programs and arrangements enjoyed by the Participant immediately prior to the Transaction; or

           (e)     a change at the request of the Company in the Participant's principal work location to a work location that is more than 50 miles from the location where the Participant was based prior to the Transaction.

           2.11      "Lewis Group" shall mean George T. Lewis, Jr., his spouse, their lineal descendants and the spouses of such lineal descendants, and any trust established by or for the benefit of any one or more of the foregoing.

           2.12     "Management Committee" shall mean the Management Committee of the Company.

           2.13     "Participant" shall mean an Employee who meets the eligibility requirements of Section 3.1.

           2.14     "Payment Date" shall mean the date 180 days immediately following the Transaction Date.

           2.15      "Potential Transaction Date" shall mean the date on which the Board first becomes aware of the general terms of a specific proposed transaction or event which, if completed, would constitute a Transaction.

           2.16     "Program" shall mean the Cogentrix Energy, Inc. Variable Transaction Bonus Program.

           2.17     "Required Base Salary" shall mean, with respect to any Participant, the higher of (i) the Participant's Base Salary as in effect immediately prior to the Transaction and (ii) the Participant's highest Base Salary in effect at any time thereafter.

           2.18     "Special Committee" shall mean the Special Compensation Committee created by the Board on July 17, 2001, to address change-in-control compensation matters, the members of which shall remain in office for such time as may be necessary to complete the orderly administration of the Program in accordance with its terms with respect to Section 4.3.

If, following the Transaction Date, any individual ceases to be a member of the Special Committee for any reason, the remaining members of the Special Committee may nominate and elect an individual to serve as a member of the Special Committee; provided, however, that, if the number of members of the Special Committee falls below three, the remaining members shall be required to nominate and elect such a number of individuals to serve as members of the Special Committee to increase the number of members to at least three.

           2.19     "Transaction" shall mean the first to occur of any of the following events:

           (a)      the direct or indirect acquisition by any person, corporation, entity or group of the beneficial ownership of 50% or more of the issued and outstanding stock of the Company in a single transaction or series of transactions; provided, however, that the following acquisitions shall not constitute a Transaction:

(i) an acquisition from the Comp4any;
(ii) an acquisition by the Company;
(iii) an acquisition by an employee benefit plan or related trust sponsored or maintained by the Company or an Affiliate; or
(iv) an acquisition by one or more members of the Lewis Group.

           (b)      the consummation of a merger, consolidation or similar transaction to which the Company is a party which results in 50% or more of the issued and outstanding securities of the resulting company becoming beneficially owned by a person, corporation, entity or group other than the persons, corporations, entities, or groups having beneficial ownership of the Company immediately prior to such merger, consolidation or similar transaction; or

(c) a sale, exchange or transfer by the Company of 50% or more of its assets to any person, corporation, entity or group other than an Affiliate.

           2.20     "Transaction Bonus" shall mean the payments provided in accordance with Section 4.3 of the Program.

           2.21     "Transaction Date" shall mean the date on which a Transaction occurs.

           2.22     "Transaction Value" shall mean:

           (a)      for an event constituting a Transaction under Section 2.19(a), the total dollar value on the Transaction Date of the consideration to be paid with respect to such acquisition of issued and outstanding stock of the Company;

(b) for an event constituting a Transaction under Section 2.19(b), the total dollar value on the Transaction Date of the consideration to be paid with respect to such transaction; or

           (c)     for an event constituting a Transaction under Section 2.19(c), the total dollar value on the Transaction Date of the consideration to be paid with respect to such sale, exchange, or transfer of the Company's assets.

           2.23     "Transaction Difference Value" shall mean an amount equal to the Transaction Value less $1,000,000,000.

           2.24     "Variable Bonus Pool" shall mean an amount equal to:

           (a)          if the Transaction Value is less than or equal to $1,000,000,000; zero;

           (b)          if the Transaction Value is equal to $1,100,000,000;  0.6% of the Transaction Difference Value;

           (c)          if the Transaction Value is equal to $1,200,000,000;  0.7% of the Transaction Difference Value;

           (d)          if the Transaction Value is equal to $1,300,000,000;  0.8% of the Transaction Difference Value;

           (e)          if the Transaction Value is equal to $1,400,000,000;  0.9% of the Transaction Difference Value

           (f)          if the Transaction Value is equal to $1,500,000,000;  1.0% of the Transaction Difference Value;

           (g)          if the Transaction Value is equal to $1,600,000,000;  1.2% of the Transaction Difference Value;

           (h)          if the Transaction Value is equal to $1,700,000,000;  1.4% of the Transaction Difference Value;

           (i)          if the Transaction Value is equal to $1,800,000,000;  1.6% of the Transaction Difference Value;

           (j)          if the Transaction Value is equal to $1,900,000,000;  1.8% of the Transaction Difference Value; or

           (k)          if the Transaction Value is greater than or equal to $2,000,000,000;  2.0% of the Transaction Difference Value.

For a Transaction Value that falls between two of the amounts identified above, the applicable percentage of the Transaction Difference Value for purposes of establishing the amount of the Variable Bonus Pool shall be derived by a straight-line interpolation (rounded to the nearest one-thousandth of one percent) between the respective percentage values for the two Transaction Values referred to above.

ARTICLE III
ELIGIBILITY

           3.1     Participation. An Employee shall be a Participant in the Program, if:

(a) the Employee is a participant in the Cogentrix Energy, Inc. Non-Management Transaction Bonus Program; or
(b) the Employee is a member of the Management Committee, but not a shareholder of the Company on the Effective Date.

           3.2     Duration of Participation. A Participant who is entitled to payment of a Transaction Bonus under Section 4.1 shall remain a Participant in the Program until the full amount of his or her Transaction Bonus payable under the Program has been paid.

ARTICLE IV
TRANSACTION BONUSES

           4.1     Events Which Trigger a Transaction Bonus.

          (a)      Continuous Employment. A Participant shall be entitled to receive from the Company a Transaction Bonus, as determined and payable in accordance with Section 4.3, if the Participant continued to be an Employee from the Transaction Date to the Payment Date.

          (b)     Certain Employment Terminations. A Participant whose employment with the Company terminated at any time during the period beginning on the earlier of the Potential Transaction Date or the Transaction Date and ending on the Payment Date shall be entitled to receive from the Company a Transaction Bonus, as determined and payable in accordance with Section 4.3, if the Participant's termination of employment was:

(i) initiated by the Company other than for Cause;
(ii) initiated by the Participant for Good Reason; or
(iii) due to the Participant's death or Disability.

           4.2     Allocation of Transaction Bonuses. Transaction Bonuses shall be allocated as follows:

(a) 50% of the Variable Bonus Pool shall be allocated to fund the payment of Transaction Bonuses for Participants who are members of the Management Committee; and
(b) 50% of the Variable Bonus Pool shall be allocated to fund the payment of Transaction Bonuses for any Participants.

           4.3     Amount and Payment of Transaction Bonuses. If a Participant is entitled to a Transaction Bonus as provided in Section 4.1, the Company shall pay such Participant (or in the event of the Participant's death, his or her Beneficiary) an amount, which could equal zero, of the Variable Bonus Pool to be determined by the Special Committee (after consideration of the recommendation of the Management Committee in the case of Transaction Bonuses for Participants who are not members of the Management Committee) no later than the Transaction Date and subject to Section 4.2; provided, however, that the Special Committee shall retain the right to increase each Participant's amount of the Variable Bonus Pool until the earlier of a termination of employment entitling the Participant to a Transaction Bonus under Section 4.1(b) or the Payment Date. Any amounts added to the Program pursuant to Section 4.2(c) of the Cogentrix Energy, Inc. Non-Management Committee Transaction Bonus Program or Section 4.2 of the Cogentrix Energy, Inc. Select Management Committee Members Transaction Bonus Program, or any amounts forfeited by a Participant due to terminations other than those entitling the Participant to a Transaction Bonus under Section 4.1(b) of this Program, shall be allocated to the Participants by the Special Committee in its discretion.

The Participant's Transaction Bonus shall be paid in a lump sum in cash no later than ten days after his or her Payment Date or, in the case of a termination of employment entitling the Participant to a Transaction Bonus under Section 4.1(b), the later of the Transaction Date or the date of the Participant's termination of employment; provided, however, that the Special Committee may delay payment of a Transaction Bonus to correspond on a proportionate basis with the payment schedule of the consideration paid in a Transaction to the extent such consideration is paid following a Transaction Date or the Special Committee may estimate such amounts with payment made no later than ten days after the earlier of the Payment Date or the Participant's date of termination of employment.

           4.4     Other Benefits Payable. The Transaction Bonus provided pursuant to Section 4.1 above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant by the Company.

           4.5     Payment Obligations Absolute. Upon the Transaction Date, the obligations of the Company to pay the Transaction Bonus described in Section 4.3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries may have against any Participant.

ARTICLE V
SUCCESSOR TO COMPANY

This Program shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Program if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Program, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Program, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Program, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Program.

ARTICLE VI
DURATION, AMENDMENT AND TERMINATION

           6.1     Duration. Subject to Section 6.2 below, this Program shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full.

           6.2     Amendment and Termination. The Program may be terminated or amended with respect to any persons who are not yet Participants in the Program in any respect at any time or with respect to any Participant who has not yet become entitled to any payment hereunder, provided that such termination or amendment occurs prior to the Transaction Date, by resolution adopted by a majority of the Board.

           6.3     Form of Amendment. The form of any amendment or termination of the Program shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. An amendment of the Program in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants' rights and benefits hereunder. A termination of the Program in accordance with the terms hereof shall automatically effect a termination of all Participants' rights and benefits hereunder.

ARTICLE VII
MISCELLANEOUS

           7.1     Legal Fees and Expenses. If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Program, the Company shall reimburse the Participant for all reasonable costs and expenses relating to such legal action, including reasonable attorney's fees and expenses incurred by such Participant, provided that such legal action results in either (a) a settlement requiring the Company to make a payment to the Participant or (b) a judgment or order in whole or in part in favor of the Participant, regardless of whether such judgment or order is subsequently reversed on appeal or in a collateral proceeding. In no event shall the Participant be required to reimburse the Company for any of the costs and expenses relating to such legal action. The Company's obligations under this Section 7.1 shall survive the termination of this Program.

           7.2     Employment Status. This Program does not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Company's policies or those of its subsidiaries' regarding termination of employment.

           7.3     Validity and Severability. The invalidity or unenforceability of any provision of the Program shall not affect the validity or enforceability of any other provision of the Program, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

           7.4     Governing Law. The validity, interpretation, construction and performance of the Program shall in all respects be governed by the laws of North Carolina, without reference to principles of conflict of law.

           7.5     Named Fiduciary; Administration. The Company is the named fiduciary of the Program, with full authority to control and manage the operation and administration of the Program, acting through the Board.

           7.6     Claims Procedure. If an Employee or former Employee makes a written request alleging a right to receive benefits under the Program or alleging a right to receive an adjustment in benefits being paid under the Program, the Company shall treat it as a claim for benefits. All claims for Transaction Bonuses under the Program shall be sent to the Human Resources Department of the Company and must be received within 30 days after the Payment Date or the date of termination of employment, as applicable. If the Company determines that any individual who has claimed a right to receive a Transaction Bonus under the Program is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within 30 days of the written request, unless the Company determines additional time, not exceeding 45 days, is needed. The notice shall make specific reference to the pertinent Program provisions on which the denial is based, and describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may, within 90 days thereafter, submit in writing to the Company a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Company shall, within 30 days thereafter, review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Company. The Company will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 30 days of the written request for review, unless the Company determines additional time, not exceeding 30 days, is needed, and so notifies the Participant. If the Company fails to respond to a claim filed in accordance with the foregoing within 30 days or any such extended period, the Company shall be deemed to have denied the claim.

           7.7     Unfunded Program Status. This Program is intended to be an unfunded plan. All payments pursuant to the Program shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Program. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company's creditors, to assist it in accumulating funds to pay its obligations under the Program.

           7.8     Tax Withholding. Any payment provided for hereunder shall be paid net of any applicable tax withholding required under federal, state, local or foreign law.

           7.9     Nonalienation of Benefits. Except as otherwise specifically provided herein, amounts payable under the Program shall not be subject to any manner of anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any liability which is for alimony of other payments for the support of a spouse or former spouse, or for any other relative of a Participant, prior to actually being received by the person entitled to payment under the terms of the Program. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute or levy upon, otherwise dispose of any right to amounts payable hereunder, shall be null and void.

           7.10     Facility of Payment.

           (a)      If a Participant is declared an incompetent, and a conservator, guardian, or other person legally charged with his or her care has been appointed, any Transaction Bonus to which such individual is entitled may be paid or provided to such conservator, guardian, or other person legally charged with his or her care;

           (b)     If a Participant is incompetent, the Company may (i) require the appointment of a conservator or guardian, (ii) distribute amounts to his or her spouse, with respect to a Participant who is married, or to such other relative of an unmarried Participant for the benefit of such Participant, or (iii) distribute such amounts directly to or for the benefit of such Participant; provided however, that a conservator, guardian, or other person charged with his or her care has not been appointed.

           7.11     Indemnification of Special Committee. No member or agent of the Special Committee shall be personally liable for any action, determination, or interpretation made with respect to the Program, and each member of the Special Committee shall be held harmless, defended, and indemnified by the Company to the fullest extent permitted by law.

           7.12     Plan Expenses. The Company shall be responsible for the payment of all fees and expenses associated with the administration of the Program.

           7.13     Gender and Number. Except when the context indicates to the contrary, when used herein masculine terms shall be deemed to include the feminine, and plural the singular.

           7.14     Headings. The headings of Articles and Sections are included solely for convenience of reference, and are not to be used in the interpretation of the provisions of the Program.